Exhibit 11.1

Independent Auditor’s Consent

We consent to the inclusion in this Offering Statement of Fig Publishing, Inc. (the “Company”) on the third post-qualification amendment to Form 1-A (File No. 024-11236) of our report dated May 29, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the consolidated financial statements of Fig Publishing, Inc. and Subsidiaries as of and for the year ended September 30, 2019, which report appears in the Offering Circular, which is part of this Offering Statement.

/s/ Lear & Pannepacker, LLP

Lear & Pannepacker, LLP
Princeton, New Jersey
December 22, 2020